UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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Air Products and Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 7, 2025, Air Products and Chemicals, Inc. issued the following press release and posted the same to its websites, https://www.voteairproducts.com/ and https://www.airproducts.com/:

Air Products Board of Directors Reiterates Deliberate Succession Planning Process, Superior Quality of its Board Candidates, and Strong Financial Performance

LEHIGH VALLEY, PA – January 7, 2025 – Air Products (NYSE:APD) Board of Directors today issued the following statement:

Air Products is executing on a rigorous CEO succession plan, announced long before Mantle Ridge and D.E. Shaw started advocating for succession, while refreshing its Board with two highly qualified directors at the 2025 Annual Meeting of Shareholders. The Board has clearly articulated a CEO succession plan to ensure a smooth transition between Mr. Ghasemi and his successor, and has committed to providing an announcement of a new President and related timeline for CEO succession no later than March 31, 2025.

Just a few months ago, Mantle Ridge talked about its “…truly profound admiration, gratitude, and affection for Seifi.” Now Mantle Ridge is attempting to impugn Mr. Ghasemi’s reputation with misinformation. We believe Mantle Ridge’s nominees have been selected, not because their experience is superior to or more relevant than our existing nominees, but rather because of pre-existing relationships with Mr. Hilal or status as loyal Hilal supporters in order to enact his short-term agenda. We cannot overlook multiple media reports that Mantle Ridge nominee, Dennis Reilley, reportedly shared confidential board materials with a neighbor while serving on three public company boards, or Mr. Hilal’s judgment in originally proposing Mr. Reilley to replace Mr. Ghasemi as CEO. None of Mantle Ridge’s nominees are as qualified as Air Products’ nominees, and the addition of any one of them could be to the detriment of our shareholders.

Mantle Ridge continuously attempts to manipulate our strong financial results, inaccurately portraying Air Products’ appropriate and industry-standard financial reporting. As fully defined in our Company filings and other materials, Air Products presents profitability metrics in-line with business peers and in a way that enables comparison of our historical performance on a like-for-like basis. The fact remains that the Company has industry leading margins1 and has created $44 billion of shareholder value2 and an 11% Adjusted EPS CAGR since 20143.

The Air Products Board strongly urges shareholders to vote their shares “FOR” ONLY Air Products’ nominees. Please discard any blue proxy card received from Mantle Ridge.

About Air Products

Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world’s largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2024 sales of $12.1 billion from operations in approximately 50 countries and has a current market capitalization of about $65 billion. Approximately 23,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what’s possible to address the challenges facing customers, communities, and the world. For more information, visit airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

Non-GAAP Financial Measures

This communication contains certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted EPS and adjusted EBITDA margin. On our website, at investors.airproducts.com, we have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Management believes these non-GAAP financial measures provide investors, potential investors, securities analysts, and others with useful information to evaluate our business because such measures, when viewed together with our GAAP disclosures, provide a more complete understanding of the factors and trends affecting our business. The non-GAAP financial measures supplement our GAAP disclosures and are not meant to be considered in isolation or as a substitute for the most directly comparable measures prepared in accordance with GAAP. These measures may not be comparable to similarly titled measures used by other companies.

[1]	Based on Adjusted EBITDA margin. Non-GAAP financial measure. Visit investors.airproducts.com for reconciliation
[2]	Based on $25.2B market capitalization on June 30, 2014 (one day prior to Mr. Ghasemi’s first day as CEO) and December 13, 2024
[3]	Non-GAAP financial measure. Visit investors.airproducts.com for reconciliation

Forward-Looking Statements

This communication contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s expectations and assumptions as of the date of this communication and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and other factors disclosed in our filings with the Securities and Exchange Commission. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com

Investor Inquiries:

Eric Guter, tel: (610) 481-1872; email: guterej@airproducts.com

Mun Shieh, tel: (610) 481-2951; shiehmh@airproducts.com